Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: David W. Carter 860-273-3658 CarterDW@aetna.com

Investor Contact:
David W. Entrekin 860-273-7830 EntrekinD@aetna.com

News Release _____________________________________________________________
AETNA EXECUTIVE CHAIRMAN JOHN W. ROWE, M.D., TO RETIRE
ON OCTOBER 1;
CEO AND PRESIDENT RONALD A. WILLIAMS TO BE NAMED CHAIRMAN OF THE
BOARD
HARTFORD, Conn., April 27, 2006 — Aetna (NYSE: AET) announced today that Executive Chairman John W. Rowe, M.D., 61, will retire on October 1. At that time, CEO and President Ronald A. Williams, 56, will be appointed Chairman of the Board.
“In January, I announced my intention to retire from Aetna before the end of this year, and the Board named Ron Williams to be CEO and President,” Dr. Rowe said. “Since Ron became CEO on Feb. 14, the Board has reviewed Aetna’s governance structure and concluded that appointing Ron to be Chairman will best serve the interests of Aetna’s shareholders, customers, members, employees and others who use our services.
“The board has great confidence in Ron’s leadership. He helped create the strategy that’s helping Aetna win in the market today and he understands, as I do, that Aetna’s strength lies in the thousands of employees who have been a critical component of our success during Aetna’s remarkable turnaround. I intend to work closely with Ron to complete the orderly transition we started in January.”

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“I am extremely gratified by the Board’s confidence,” Williams said. “It is an honor to be asked to lead this 150-year-old company, which touches the lives of millions of Americans.
“Our goal is to make Aetna the most preferred company in our industry by helping people achieve optimal health through informed decisions. We will listen intently to the people who use our services, and constantly create new approaches that help them become engaged in making the decisions that are best for them and their families. We will continue to explore ways to make high-quality health care more affordable and available.
“I want to express my gratitude to Jack for his leadership over the past five years,” Williams said. “It was his vision of restoring Aetna to greatness and helping to improve health care in America that drew me to this opportunity. Thanks to his leadership, Aetna today is a vastly different company than the one Jack was asked to lead in 2001.
“We built a strong leadership team, set a new strategy, focused on operating excellence, mended external relationships, created innovative new products, adopted a series of Chairman’s initiatives that have helped reform the way health care is delivered in America, and restored Aetna’s pride. Jack will long be remembered for his inspired leadership of Aetna during this remarkable period of transformation and restoration,” Williams said.
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 28.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com